Exhibit 10.1

INDEPENDENT BANK CORP. 2017 EXECUTIVE INCENTIVE PLAN

1.     Purpose

The purpose of this plan (the “Plan”) is to enable Independent Bank Corp. (the “Company”) and its Subsidiaries to attract, retain, motivate and reward Participants by providing Participants with the opportunity to earn incentive compensation under the Plan related to the Company’s performance. Incentive compensation granted under the Plan to Covered Employees is intended to qualify as performance-based compensation within the meaning of Section 162(m). Unless defined elsewhere in the Plan, capitalized terms shall have the definitions set forth in Section 9.

2.     Administration

(a) Power and Authority of the Committee.

The Committee shall administer the Plan. Subject to the express provisions of the Plan, the Committee shall have full power and authority:

i.	to designate Participants;

ii.	to establish the Performance Targets during a Performance Period and to determine whether Performance Targets have been achieved;

iii.	to prescribe, amend, and rescind rules and procedures relating to the Plan;

iv.	subject to the provisions of the Plan, to delegate to one or more officers of the Company some or all of its authority under the Plan;

v.
to employ legal counsel, independent auditors or consultants, as may be necessary or advisable in the sole discretion of the Committee, for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

vi.	to make all determinations, to adopt rules, and to formulate procedures, as may be necessary or advisable in the sole discretion of the Committee, for administration of the Plan.

(b) Plan Construction and Interpretation.

The Committee shall have full power and authority to construe and interpret the Plan.

(c) Determinations of Committee Final and Binding.

All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding, and conclusive for all purposes and upon all persons.

(d) Delegation of Authority.

With respect to matters relating to Participants other than the Chief Executive Officer, except with respect to matters that are required to be certified by the Committee under the Plan, or that are required to be handled exclusively by the Committee under Section 162(m) with respect to Awards intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m), the Committee may, in its discretion, authorize the Chief Executive Officer of the Company or the full Board to act on its behalf. With respect to matters relating the Chief Executive Officer, except with respect to matters that are required to be certified by the Committee under the Plan, or that are required to be handled exclusively by the Committee under Section 162(m) with respect to Awards intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m), the Committee may, in its discretion, authorize the full Board to act on its behalf.

3.    Awards

(a) Performance Targets.

The Committee may make a determination to give a Participant the opportunity to earn incentive compensation under the Plan during a Performance Period. If the Committee decides to offer such an opportunity to one or more Participants, then with respect to Awards that are intended to qualify for the exemption from the limitation on deductibility under Section 162(m), no later than 90 days after the beginning of the Performance Period (or any earlier or later date as may be required by Section 162(m)), the Committee shall:

i.	designate each Participant for the Performance Period;

ii.	determine and establish in writing one or more Performance Goals to be applicable to the Performance Period for each Participant;

iii.
establish one or more specific Performance Targets related to Performance Goal or Goals and the incentive amount that could be earned for the Performance Period by each Participant (with sufficient specificity to satisfy the requirements of Section 162(m)); and

iv.	specify the relationship between Performance Targets and the amount of incentive compensation each Participant may earn for the Performance Period.

The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit of the Company or one or more Subsidiaries. The Performance Targets may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of a Subsidiary, division, department, region, functional or business unit) or measured relative to selected peer companies or a market index.

With respect to Awards that are not intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m), the establishment of Performance Goals and Performance Targets, the determination of the level of achievement of Performance Goals and Performance Targets and the determination of the amount of any Award shall be consistent with the administrative processes of the Company.

(b) Discretion to Structure Awards.

The Committee shall have the sole discretion to structure Awards in any manner it deems advisable, including, without limitation:

i.	specifying that the incentive amount for a Performance Period will be earned if the applicable Performance Target is achieved for one Performance Goal or for any one of a number of Performance Goals;

ii.	providing that the incentive amount for a Performance Period will be earned only if the applicable Performance Target(s) are achieved for more than one Performance Goal; or

iii.	providing that the incentive amount to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable Performance Targets.

(c) Determination of Award.

Following the completion of each Performance Period, with respect to Awards to Covered Employees that are subject to the requirements of Section 162(m), the Committee shall certify in writing whether the applicable Performance Target(s) were achieved for the Performance Period and the incentive amounts, if any, earned by Participants for the Performance Period. In determining the incentive amount earned by a Participant for a given Performance Period, the Committee shall have the right to reduce (but not to increase) the incentive amount payable at a given level of performance. In doing so, the Committee may take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual’s performance or business or financial performance for the Performance Period. The exercise of negative discretion with respect to one Participant, however, is not permitted to result in an increase in the amount payable to another Participant.

(d) Payment of Awards.

Subject to Section 4, Awards shall be paid to the Participant on a date after the end of the Performance Period that is no later than 2½ months following the end of the Performance Period. Notwithstanding the foregoing, an Award may be paid later than 2½ months following the end of the Performance Period if (i) it is administratively impracticable to make payment by that date, provided that the Award is paid during the first taxable year of the Participant in which the calculation of the amount is administratively practicable; or (ii) paying the Award by that date would jeopardize the ability of the Company to continue as a going concern, provided that the Award is paid in the first taxable year of the Participant in which the payment of the Award would not have that effect. Until paid to a Participant, Awards may not be assigned, alienated, transferred or encumbered in any way.

Except to the extent set forth in the Plan, no Award will be paid to a Participant unless the Participant is employed by the Company or a Subsidiary as of the date of payment.

(e) Maximum Amounts.

The maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods completed during any given fiscal year of the Company is two million dollars ($2,000,000) If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation on deductibility imposed by Section 162(m).

(f) Performance Goals.

In the case of any Award that is intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m), the Performance Goals with respect to which the Committee may establish Performance Targets shall relate to one or more of the following performance criteria, as the Committee deems appropriate in its sole discretion (in each case as established by the Committee within the time periods and with the specificity intended to meet the requirements of Section 162(m)):

i.
earnings or earnings per share and any potential variant of earnings or earnings per share, including but not limited to net earnings per share, diluted earnings per share, diluted net earnings per share, operating earnings or operating earnings per share, operating net earnings per share, operating diluted earnings per share, operating diluted net earnings per share, adjusted operating earnings, net earnings from continuing operations, EBITA, adjusted EBITA, EBITDA, adjusted EBITDA;

ii.
return on assets and any potential variant of return on assets, including but not limited to return on net assets, return on average assets, core return on average assets, cash return on average assets;

iii.
return on equity and any potential variant of return on equity, including but not limited to core return on equity, return on average equity, return on average tangible common equity, return on average common tangible equity, cash return on average tangible equity;

iv.	return on capital and any potential variant of return on capital, including but not limited to return on invested capital, average assets, shareholder equity as a percentage of assets;

v.
income and any potential variant of income, including but not limited to income before or after taxes, net income or net income before or after taxes, interest income, net interest income, noninterest income, noninterest income as a percentage of revenue, noninterest income as a percentage of revenue on an operating basis;

vi.	cash flow and any potential variant of cash flow, including but not limited to operating cash flow, free cash flow, or free cash flow per share;

vii.
asset quality and any potential variant of asset quality, including but not limited to asset quality of loan portfolio, credit quality, net charge-offs or net charge-off percentage, net recoveries, charge-offs, recoveries, reduction in nonperforming assets, delinquency, delinquency as a percentage of loans, allowance for loan losses, provision for loan losses as a percentage of loans, impairments, nonperforming loans, asset quality ratios;

viii.	internal rate of return, increase in net present value;

ix.	revenue, gross revenues, and pre-provision net revenue;

x.	gross margins, efficiency ratios, operating efficiency ratio;

xi.	expenses, expense reduction, expense control, expense efficiency ratios, noninterest expenses;

xii.	strategic plan development and implementation;

xiii.	capital levels, capital preservation (core or risk based);

xiv.	loan growth, loan closings, loan sales, loan portfolio composition;

xv.	stock price (including, but not limited to, total shareholder return, stock price, stock price appreciation, market capitalization) or market share;

xvi.	sustainability measures (such as percentage reduction in paper consumption);

xvii.	growth in managed assets, return on securities held for investment, return on securities portfolio;

xviii.	book values, tangible book value;

xix.	change in deposits (including but not limited to an increase, decrease, or change in mix of deposits);

xx.	net interest margin, net interest margin on a fully tax equivalent basis;

xxi.	capital ratios, leverage ratios, risk-weighted assets, equity to assets ratio, dividend payout ratio; or

xxii.	profit and any potential variant of profit or profitability.

A Performance Goal need not be based upon an increase or positive result under a business criterion and could include, for example, maintaining the status quo or limiting economic losses.

(g) Adjustments.

At the time the Committee determines the terms of the Award, the Committee may specify adjustments to be applied to the calculation of the Performance Targets with respect to the relevant Performance Period to take into account certain items to the extent identified in the financial statements of the Company, including footnotes or in the Management’s Discussion and Analysis of Financial Condition accompanying the financial statements, or in the Compensation Discussion and Analysis section, if any, of the Company’s annual proxy statement, including, without limitation, any one or more of the following:

i.	the impact of changes in GAAP, tax rates, tax provisions, tax valuation allowances, regulations, or laws;

ii.	the gain, loss, income, cost or expense reported publicly by the Company that are unusual in nature or infrequent in occurrence determined in accordance with GAAP;

iii.	the gain, loss, income, cost or expense resulting from the disposition of a business, in whole or in part, or the sale of investments or non-core assets;

iv.	the gain, loss, income, cost or expense from litigation or claims or settlements, including, but not limited to tax claim judgments or settlements;

v.	the gain, loss, income, cost or expense from regulatory proceedings or inquiries to the extent such proceeding or inquiries are not routine or ordinary course proceedings or inquires;

vi.	the gain, loss, income, cost or expense related to insurance recoveries, including but not limited to life insurance benefits;

vii.	the impact of impairment of tangible or intangible assets, including but not limited to impairment on acquired facilities;

viii.	the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company;

ix.
mergers and acquisition costs or expenses or impacts, purchase accounting items, acquisition integration costs or expenses, or costs or expenses or other impacts from acquisitions or dispositions of assets or liabilities;

x.	pension costs or expenses;

xi.	the gain, loss, income, cost or expense from the sale of securities, including but not limited to fixed income securities;

xii.	the gain, loss, income, cost or expense on extinguishment of debt;

xiii.	the gain, loss, income, cost or expense on termination of derivatives;

xiv.	severance or termination related costs or expenses.

Notwithstanding anything to the contrary in the Plan, the Committee’s adjustment of any Performance Target(s) to take into account any of the items identified above shall not preclude the Committee’s exercise of negative discretion to the extent permitted under Section 3(c).

4.    Termination of Employment

(a) Death, Disability, or Retirement.

Unless otherwise determined by the Committee, if a Participant’s employment with the Company and its Subsidiaries terminates prior to payment of an Award by reason of the Participant’s death, Disability, or by reason of the Participant’s retirement from the Company and/or its Subsidiaries, the Participant will remain eligible, subject to Section 3, to receive an Award with respect to the applicable Performance Period. The Award shall be determined and payable in accordance with Section 3, except that the amount, if any, shall be prorated to take into account the number of days that the Participant was employed by the Company and its Subsidiaries during the Performance Period.

(b) Other Terminations.

Unless otherwise determined by the Committee, or otherwise required by applicable law, if a Participant’s employment with the Company and its Subsidiaries terminates prior to the payment of an Award for any reason not described in Section 4(a), the Participant’s participation in the Plan for the applicable Performance Period shall terminate and the Participant shall not be entitled to an Award for the applicable Performance Period.

5.    Deferral

Subject to applicable laws, including, without limitation, Section 409A, the Committee may permit a Participant to elect to defer a portion of an Award in accordance with the terms established by the Committee. A deferral election may be made by a Participant no later than six (6) months prior to the end of the performance period, provided that (i) the performance period is at least 12 months long; (ii) the Participant performs services for the Company or a Subsidiary continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made; and (iii) the election to defer performance-based compensation is not made after such compensation has become readily ascertainable. For these purposes, a right to payment is treated as readily ascertainable when it is substantially certain that the Performance Target(s) related to the Performance Goal(s) will be met. The timing of any deferral election shall be further governed by the principles of and regulations under Section 409A.

6.    Effective Date

The Plan shall become effective upon its adoption by the Board. The Company intends to seek shareholder approval of the Plan. Prior to shareholder approval, the Company may grant Awards under the Plan, including Awards intended to qualify as performance based compensation under Section 162(m). If shareholder approval is not obtained at or before the first annual meeting of shareholders to occur after adoption of the Plan by Board, (including any adjournment or adjournments of the meeting), the Plan and any Awards made under the Plan shall terminate ab initio and be of no further force and effect.

7.     Amendment and Termination

Subject to applicable laws, rules, and regulations, the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable under the Plan as performance-based compensation under Section 162(m).

8.     Miscellaneous

(a) Tax Withholding.

The Company or a Subsidiary, as appropriate, may require any Participant entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the cash payment is made in connection with an Award) any applicable taxes required to be withheld with respect to the cash payment.

(b) No Rights to Awards or Employment.

The Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(c) Section 409A.

If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A or could cause any Award to be subject to taxes, interest, or penalties under Section 409A, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A, (b) avoid the imposition of taxes, interest, and penalties under Section 409A, or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. The Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent discretionary authority will contravene Section 409A.

(d) Other Compensation.

Nothing in the Plan shall preclude or limit the ability of the Company or any Subsidiary to pay any compensation to a Participant under the Company’s or the Subsidiary’s other compensation and benefit plans and programs, including without limitation any equity plan or bonus plan program or arrangement.

(e) No Limitation on Corporate Actions.

Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking or not taking any corporate action, whether or not the action could have an adverse effect on any Awards made under the Plan. No Participant, beneficiary, or other person shall have any claim against the Company or any Subsidiary as a result of any corporate action that has an adverse effect on any Awards made under the Plan.

(f) Unfunded Plan.

To the extent an Award is deemed to constitute nonqualified deferred compensation within the meaning of Section 409A, the Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained in the Plan shall give any Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan.

(g) Non-Transferability.

Except as set forth in Section 8(h), no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge, or otherwise encumber or dispose of the Participant’s interest under the Plan.

(h) Designation of Beneficiary.

A Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Company’s policies as in effect from time to time. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(i) Severability.

If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to the unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. Likewise, if any provision of the Plan would cause Awards not to constitute “qualified performance-based compensation” under Section 162(m) to a Covered Employee, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall remain in full force and effect. Any specific action by the Committee that would violate Section 162(m) shall be void.

(j) Expenses.

The costs and expenses of administering the Plan shall be borne by the Company.

(k) Governing Law.

The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

(l) Clawback Provisions.

Any Awards made under the Plan are subject to the Incentive Compensation Recovery Policy (the “Clawback Policy”) approved by the Board, and/or any revisions or amendments to the Clawback Policy that the Board may subsequently adopt. Participants in the Plan who are subject to the Clawback Policy acknowledge and agree by their participation in the Plan that, if the Clawback Policy is triggered, the Company will be entitled to recover any Award paid to them under this Plan in accordance with the terms and conditions of the Clawback Policy as now in existence and/or as it may be amended or revised by the Board.

9.     Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Award” means incentive compensation awarded under the Plan pursuant to Section 3.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the applicable rulings, regulations (including any proposed regulations) and guidance thereunder.

“Committee” means the Compensation Committee of the Board; provided, however if any member of the Compensation Committee does not qualify as an “outside director” for purposes of Section 162(m) (or any successor standard thereto), such individual shall not participate in the granting or administration of Awards intended to qualify as performance-based compensation exempt from the limitation on deductibility imposed by Section 162(m); provided, further, however, that the inadvertent participation by any member of the Committee not so qualified shall not otherwise invalidate any action or determination made by the Committee.

“Covered Employee” means any Participant that the Committee reasonably expects to be a “covered employee” within the meaning of Section 162(m) with respect to the applicable Performance Period.

“Disability” means eligibility for disability benefits under the terms of the Company’s or a Subsidiary’s long-term disability plan in effect at the time the Participant becomes disabled; provided, however, that, if payment or settlement of an Award subject to Section 409A is to be accelerated solely as a result of a Participant’s Disability, Disability shall have the meaning set forth in Section 409A.

“EBITA” means the Company’s earnings before interest, taxes, and amortization.

“EBITDA” means the Company’s earnings before interest, taxes, depreciation, and amortization.

“GAAP” means the United States Generally Accepted Accounting Principles, as in effect from time to time.

“Participant” means each executive officer and key employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

“Performance Goals” means the performance goals set forth in Section 3(f).

“Performance Period” means a fiscal year of the Company or such other period as may be designated by the Committee with respect to an Award.

“Performance Targets” means the performance targets related to the Performance Goals, which are established by the Committee for a Performance Period.

“Section 162(m)” means Section 162(m) of the Code, including any regulations promulgated pursuant to Section 162(m) of the Code.

“Section 409A” means Section 409A of the Code, including any regulations promulgated pursuant to Section 409(A) of the Code.

“Subsidiary” means (i) the Company’s wholly owned subsidiary Rockland Trust Company, a Massachusetts trust company chartered in 1907; (ii) any other corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or and (iii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.